Exhibit 10.1

CONSULTING AGREEMENT

This agreement (“Agreement”) made as of this 1st day of December 2010 by and between Aeolus Pharmaceuticals, Inc. and its subsidiary, Aeolus Sciences, Inc., both Delaware corporations (hereinafter collectively referred to as the “Company”) and Brian J. Day (the “Consultant”) of 6122 South Nome Ct., Englewood, CO 80111.

The Company is engaged in research and development in pharmaceutical and medical applications (the “Field”). The Consultant has extensive experience in the Field, and the Company seeks to benefit from the Consultant’s expertise by retaining the Consultant as a consultant. The Consultant wishes to perform consulting services in the Field for the Company. Accordingly, the Company and the Consultant agree as follows:

1.           Services.  The Consultant shall provide consulting services to the Company with respect to matters related to the Field.

2.           Compensation.  As full consideration for the consulting services provided by the Consultant, the Company shall pay to the Consultant the amount of $11,500 per month commencing December 1, 2010, payments to be made at the end of each month. Consultant’s monthly compensation will increase to $12,500 when and if, during the term of this Agreement the Company obtains funding through either a capital raising transaction, partnership or contract award of at least five million dollars ($5,000,000).

The Consultant will also be granted a stock option to purchase 50,000 shares of the Aeolus Pharmaceuticals, Inc. Common Stock, par value $0.01 per share, with an exercise price equal to the closing stock price on the date of grant. The stock option will vest on a monthly basis at a rate of 4,167 shares per month following the date of grant as long as the Consultant continues to be an employee of or consultant to the Company, except in the case of a Sale of the Company, in which case, the options shall fully vest and be immediately exercisable. The foregoing grants shall be subject to the Company’s standard form of stock option grant agreement and the Company’s then existing stock plan.

At the discretion of the Board of Directors, the Consultant may also be granted cash bonuses for his contributions to the Company. The Board of Directors will consider such bonuses at least on an annual basis and upon the achievement of major accomplishments related to the Consultant’s areas of responsibilities.

The Company shall also reimburse the Consultant for all reasonable expenses incurred by the Consultant in providing consulting services under this Agreement. Consultant will also receive a bonus payment of $30,000 and be granted a stock option to purchase 25,000 shares of the Company’s Common Stock with an exercise price equal to the closing stock price on the date of grant when and if, during the term of this Agreement: (1) the Company executes and delivers definitive and enforceable agreements representing the earliest to occur of a Corporate Partnership or a Sale of the Company (each defined below), or (2) for each compound from the Aeolus Pipeline that is the subject of an Investigational New Drug application. The foregoing options shall vest six (6) months following the date of grant as long as Consultant continues to be a consultant to or employee of the Company, except in the case of a Sale of the Company, in which case, the options shall fully vest and be immediately exercisable. The foregoing grants shall be subject to the Company’s standard form of stock option grant agreement and the Company’s then existing stock plan.

(a)           A “Corporate Partnership” means a development or partnership with another life sciences company for the joint development or commercialization of any of the Company’s owned or in-licensed patent rights.

(b)           A “Sale of the Company” means a merger, business combination, reorganization, recapitalization or other transaction, which results in the stockholders of the Company who own at least fifty percent (50%) of the Company’s voting control immediately prior to such transaction owning less than fifty percent (50%) of the surviving entity’s voting control immediately after such transaction, and/or sale, transfer, lease or other disposition in any transaction or series of transactions of all or substantially all of the assets of the Company.

Notwithstanding the forgoing, it is understood and agreed that the Board of Directors of the Company (the “Board”) has the sole power, authority and discretion to approve or disapprove of any proposed transaction regardless of the provisions of this Agreement, and if the Board disapproves any proposed transaction for any or no reason you will not be entitled to any options or bonus under this Agreement with respect thereto.

3.           Confidentiality.

(a)           In providing consulting services to the Company pursuant to this Agreement, the Consultant may acquire information that pertains to the Company’s products, processes, equipment, programs, developments, or plans and that is both (i) disclosed or made known by the Company to the Consultant and (ii) identified as “confidential” by the Company at any time (“Confidential Information”). The Consultant agrees not to disclose any Confidential Information to third parties or to use any Confidential Information for any purpose other than performance of consulting services pursuant to this Agreement, without prior written consent of the Company.

(b)           Confidential Information subject to paragraph 3(a) does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective, and which is not covered by prior confidentiality provisions; or (iv) is required to be disclosed by law, government regulation, or court order, provided, however, that Consultant gives Company sufficient advance written notice to permit it to seek a protection order or other similar order with respect to such Confidential Information and consultant gives only the minimum Confidential Information required to be  disclosed in order to comply, whether or not a protective order or other similar order is obtained by Company.

4.           Return of Materials.  The Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by the Company, all drawings, written or other materials in the Consultant’s possession and (i) supplied by the Company in conjunction with the Consultant’s consulting services under this Agreement or (ii) generated by the Consultant in the performance of consulting services under this Agreement.

5.           Intellectual Property.  The Consultant hereby assigns to the Company any right, title, and interest he may have in any invention, discovery, improvement, or other intellectual property which the Consultant develops solely as a direct result of performing consulting services for the Company under this Agreement. Any intellectual property assignable to the Company pursuant to the preceding sentence is hereinafter referred to as “Company Intellectual Property”. Upon the request of the Company, the Consultant shall execute such further assignments, documents, and other instruments as may be necessary to assign Company Intellectual Property to the Company and to assist the Company in applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any Company Intellectual Property. The Company will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to Company Intellectual Property.

6.           Term and Termination.

(a)           Unless terminated earlier under paragraph 6(b) below, this Agreement shall be for an initial term of one year expiring on November 30, 2011, which may be extended upon mutual agreement of the parties.

(b)           Without limiting any rights which either party to this Agreement may have by reason of any default by the other party, each party reserves the right to terminate this Agreement at its convenience by written notice given to the other party. Such termination shall be effective upon the date not earlier than 30 days following the date of such notice as shall be specified in said notice. No additional compensation shall be due to Consultant after the effective date of termination.

(c)           Termination of this Agreement under paragraph 6(a) or 6(b), above, shall not affect the Company’s obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under paragraph 2, above, or the Consultant’s continuing obligations to the Company under paragraphs 3 and 5 above.

7.           No Conflicting Agreements.  Consultant represents that Consultant is not a party to any existing agreements that would prevent Consultant from entering into and performing this Agreement. Company acknowledges that Consultant’s primary employment responsibility is to National Jewish Medical and Research Center (“NJM”) and that Consultant is bound by NJM policies including those relating to consulting and extramural activities (“NJM Policies”). The Company will work with Consultant to assist in compliance with applicable NJM Policies of which it is aware.

8.           Miscellaneous.

(a)           This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be; provided, however, the obligations hereunder of each party to the other are personal and may not be assigned without the express written consent of such other party.

(b)           The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as agent for the Company or its employees for any purpose.

(c)           Notice or payments given by one party to the other hereunder shall be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, addressed as follows:

Company:            Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92694
Attn: John McManus

Consultant:          Brian J. Day
6122 South Nome Ct.
Englewood, CO 80111

(d)           This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between the Company and the Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of the Company, or by any written documents unless it is signed by an officer or the Company and by the Consultant.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.

AEOLUS PHARMACEUTICALS, INC.		CONSULTANT

By:	/s/ John L. McManus	By:	/s/ Brian J. Day
	John L. McManus		Brian J. Day
President and Chief Executive Officer